                                                                 EXHIBIT (D)(38)

                            REVISED SCHEDULE B TO THE
                        SUB-INVESTMENT ADVISORY AGREEMENT

     THIS SCHEDULE B, dated as of _________, 2006, is revised Schedule B to that certain Sub-Investment Advisory Agreement dated as of _________, 2006 between Aston Asset Management LLC and Optimum Investment Advisors, LP.

FUND                                       SUBADVISORY FEE RATE
----                                       --------------------
Aston/Optimum Mid Cap Fund
Aston/Optimum Large Cap Opportunity Fund

ASTON ASSET MANAGEMENT LLC              OPTIMUM INVESTMENT ADVISORS, LP


By:                                     By:
    ---------------------------------       ------------------------------------
Title:                                  Title:
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